AMENDMENT NO. 3 TO THE AMENDED AND RESTATED CREDIT

AGREEMENT

AMENDMENT NO. 3, dated as of June 29, 2005 (this “Amendment Agreement”), to the AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 12, 2004 (as previously amended, the “Credit Agreement”), among GENERAL GROWTH PROPERTIES, INC., a Delaware corporation (“Holdings”), GGP LIMITED PARTNERSHIP, a Delaware limited partnership (the “Partnership”), GGPLP L.L.C., a Delaware limited liability company (the “Company”, and together with Holdings and the Partnership, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties thereto (each in such capacity, a “Lender” and collectively the “Lenders”), LEHMAN BROTHERS INC., BANC OF AMERICA SECURITIES LLC, CREDIT SUISSE FIRST BOSTON, and WACHOVIA CAPITAL MARKETS, LLC, as joint advisors, joint arrangers and joint bookrunners, BANK OF AMERICA, N.A., and CREDIT SUISSE FIRST BOSTON, as syndication agents, EUROHYPO AG, NEW YORK BRANCH, as documentation agent, LEHMAN COMMERCIAL PAPER INC., as Tranche B administrative agent for the Tranche B Term Loan facility, and WACHOVIA BANK, NATIONAL ASSOCIATION as general administrative agent.

W I T N E S S E T H:

WHEREAS, the parties hereto desire to amend certain provisions of the Credit Agreement in the manner and on the terms set forth herein (the “Amended Credit Agreement Provisions”);

WHEREAS, the parties hereto desire that the Amended Credit Agreement Provisions be valid and effective for all intents and purposes as if originally set forth in the Credit Agreement as of November 12, 2004, and desire that the Credit Agreement and the other Loan Documents be interpreted, construed and enforced for all intents and purposes as if the Amended Credit Agreement Provisions had originally been set forth in the Credit Agreement as of November 12, 2004; and

WHEREAS, the parties hereto desire that the provisions replaced by the Amended Credit Agreement Provisions (the “Original Credit Agreement Provisions”) be considered for all intents and purposes null, void and otherwise without any value or effect ab initio.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments to the Credit Agreement.

(a) Section 1.1 of the Credit Agreement. Section 1.1 of the Credit Agreement is hereby amended by amending and restating each of the following definitions as follows:

“Change of Control”: the occurrence of any of the following events: (a) (i) more than two of Matthew Bucksbaum, John Bucksbaum, Robert Michaels, and Bernard Freibaum, or any replacement for any of the foregoing Persons previously approved by the Required Lenders pursuant to clause (ii) below, shall cease to be senior officers of Holdings, and (ii) if the circumstances described in clause (i) shall occur, the senior management positions of the foregoing Persons who cease to be senior officers as aforesaid are not filled within 180 days after the vacancy in such positions arise with replacements approved by the Required Lenders; (b) (i) Holdings shall cease to own and control, of record and beneficially, directly or indirectly, (x) at least 66 2/3% of the aggregate outstanding voting Capital Stock of the Partnership or (y) at least 66 2/3% of the aggregate outstanding Capital Stock of the Partnership, in each case free and clear of all Liens (except Liens created by the Security Documents and Liens for taxes described in Section 7.3(a)), (ii) after giving effect to the intercompany transactions to be consummated on the Closing Date, the Partnership shall cease to own and control, of record and beneficially, (x) directly or indirectly, 100% of each class of outstanding common equity interests of the Company, (y) directly, 99% of the outstanding Capital Stock of the Target or (z) directly, 100% of each class of outstanding Capital Stock of Rouse LLC, in each case free and clear of all Liens (except Liens created by the Security Documents and Liens for taxes described in Section 7.3(a)), or (iii) Rouse LLC shall cease to own and control, of record and beneficially, directly, 1% of the outstanding Capital Stock of the Target free and clear of all Liens (except Liens created by the Security Documents and Liens for taxes described in Section 7.3(a)); or (c) a Specified Change of Control.

“Consolidated Entities”: the Borrowers and the Wholly Owned Subsidiaries of one or more of the Borrowers.

“Fixed Charge Coverage Ratio”: for any period, the ratio of (a) Combined EBITDA for such period to (b) Fixed Charges for such period.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables and accrued expenses incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, surety bond or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person (other than (i) obligations existing on the Closing Date that Holdings has the right to satisfy by delivery of Capital Stock of Holdings and (ii) obligations that Holdings is given the right to satisfy by delivery of Capital Stock of Holdings), (h) all Contingent Obligations of such Person, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) for the purposes of Section 8(e) only, the net obligations of such Person in respect of Hedge Agreements and (k) all obligations of such Person in respect of forward equity sales and similar purchase obligations. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Management Company”: General Growth Management, Inc., a Delaware corporation and its Affiliates, and any of its successors and assigns that are Affiliates of Holdings.

“Minority Holdings”: partnerships, joint ventures, trusts, limited liability companies and corporations held or owned by Holdings, any Consolidated Entity or the Management Company, which are not Wholly Owned Subsidiaries of one or more of Holdings, any Consolidated Entity or the Management Company.

“Secured Mortgage Indebtedness”: any Indebtedness (other than the Loans) secured by a mortgage on any real property or secured by a Lien on any Capital Stock of any entity whose primary asset is (A) the real property financed by such Indebtedness or (B) the Capital Stock of an entity that directly or indirectly owns such real property.

“Wholly Owned Subsidiary”: as to any Person or Persons, any Subsidiary of any of such Person or Persons all of the Capital Stock of which (other than directors’ qualifying shares and, in the case of any real estate investment trust Subsidiary, non-participating preferred equity with a base liquidation preference of no more than $180,000 and, in the case of Price Development Company Limited Partnership, the preferred equity therein existing on the date hereof) is owned by such Person or Persons directly or indirectly.

(b) Section 2.14 of the Credit Agreement. Section 2.14 of the Credit Agreement is hereby amended by adding the words “per Borrower” immediately after the words “Eurodollar Tranches” in clause (b) thereof.

(c) Section 2.21 of the Credit Agreement. Section 2.21 of the Credit Agreement is hereby amended by adding the words “on demand” immediately after the word “indemnify” in the first sentence thereof.

(d) Section 6.10 of the Credit Agreement. Section 6.10 of the Credit Agreement is hereby amended by amending and restating such Section 6.10 as follows:

6.10 Subsidiary Distributions. Cause the Target and its Subsidiaries and any Minority Holdings owned (directly or indirectly) by the Partnership to dividend or otherwise distribute all of its cash (other than cash necessary to conduct its normal business and operations) to the Partnership (the “Distributions”), subject to, in the case of any Minority Holdings, contractual or other legal restrictions prohibiting or limiting the ability of any Group Member to cause such dividend or distribution. The Distributions made by the Target or its Subsidiaries shall be deposited into the Deposit Account (as defined in the Control Agreement); provided, that the parties hereto acknowledge and agree that, unless an Event of Default shall have occurred and be continuing, (i) no Person shall deliver a Control Notice (as defined in the Control Agreement) with respect thereto and (ii) the relevant Borrower shall have the right to make withdrawals therefrom.

(e) Section 6.13 of the Credit Agreement. Section 6.13 of the Credit Agreement is hereby amended by amending and restating such Section 6.13 as follows:

6.13 Pledges. Within 10 days after the Closing Date (or such longer period of time as may be agreed by the Administrative Agent), provide for the pledge of the common units of the Company not directly owned by the Partnership in a manner satisfactory to the Administrative Agent (it being understood that as of the Closing Date such common units equal approximately 9.64% of the aggregate issued and outstanding common units of the Company).

(f) Section 7.2 of the Credit Agreement. Section 7.2 of the Credit Agreement is hereby amended by amending and restating such Section 7.2 as follows:

7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except Indebtedness which (i) has a maturity date no earlier than six months following the maturity date of the Tranche B Term Loans (other than Indebtedness existing on the date hereof, the Loans, Secured Mortgage Indebtedness, Construction Related Indebtedness and unsecured Indebtedness) and (ii) when aggregated with Indebtedness of the Group Members and Indebtedness of Minority Holdings allocable in accordance with GAAP to Holdings or any Consolidated Entity as of the time of determination, would not cause Total Adjusted Outstanding Indebtedness at any time during the period set forth below to exceed the percentage of the Capitalization Value set forth below opposite such period:

% of Capitalization
Period	Value
Closing Date – June 29, 2006	75%
June 30, 2006 – June 29, 2007	70%

June 30, 2007 and thereafter	65%

; provided, however, that in addition to the above:

(i) the aggregate outstanding principal amount of any unsecured Indebtedness of (x) all Consolidated Entities shall not exceed $25,000,000 at any one time and (y) all Minority Holdings shall not exceed $100,000,000 at any one time, in each case other than such unsecured Indebtedness outstanding on the date hereof and listed on Schedule 7.2 and any refinancings thereof (provided such refinancing does not increase the principal amount thereof or shorten the maturity thereof); and

(ii) the aggregate outstanding principal amount of any Recourse Secured Mortgage Indebtedness shall not exceed 7.5% of the Capitalization Value at any one time.

(g) Section 7.3(i) of the Credit Agreement. Section 7.3(i) of the Credit Agreement is hereby amended by amending and restating such Section 7.3(i) as follows:

(i) Liens securing permitted Recourse Secured Mortgage Indebtedness, provided that (i) such Liens shall be created substantially simultaneously with the incurrence of such Indebtedness and (ii) such Liens do not at any time encumber any Property other than (1) the Property financed by such Indebtedness and/or (2) the Capital Stock of any entity whose primary asset is (A) the Property financed by such Indebtedness or (B) the Capital Stock of an entity that directly or indirectly owns such Property; and

(h) Section 7.3(j) of the Credit Agreement. Section 7.3(j) of the Credit Agreement is hereby amended by amending and restating such Section 7.3(j) as follows:

(j) Liens to secure capital contributions and other obligations arising in favor of the holders of equity interests in entities which are Minority Holdings pursuant to the terms of the applicable partnership, joint venture, operating, shareholders or similar agreement between such holders and any Group Member, provided that such Liens do not at any time encumber any Property other than such equity interests.

(i) Section 7.4(a) of the Credit Agreement. Section 7.4(a) of the Credit Agreement is hereby amended by amending and restating such Section 7.4(a) as follows:

(a) any Subsidiary of Holdings (other than the Partnership or the Company) may be merged or consolidated with or into any Borrower (provided that such Borrower shall be the continuing or surviving entity) or with or into any Wholly Owned Subsidiary of one or more Borrowers (provided that (i) such Wholly Owned Subsidiary shall be the continuing or surviving entity or (ii) simultaneously with such transaction, the continuing or surviving entity shall become a Wholly Owned Subsidiary of one or more Borrowers);

(j) Section 7.4(b) of the Credit Agreement. Section 7.4(b) of the Credit Agreement is hereby amended by amending and restating such Section 7.4(b) as follows:

(b) any Subsidiary of Holdings (other than the Partnership or the Company) may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Borrower or any Wholly Owned Subsidiary of one or more Borrowers; and

(k) Section 7.5(d) of the Credit Agreement. Section 7.5(d) of the Credit Agreement is hereby amended by amending and restating such Section 7.5(d) as follows:

(d) the sale or issuance of any Subsidiary’s Capital Stock to any Borrower or a Wholly Owned Subsidiary of one or more Borrowers;

(l) Section 7.5(e) of the Credit Agreement. Section 7.5(e) of the Credit Agreement is hereby amended by removing the word “and” that appears at the end of such Section 7.5(e).

(m) Section 7.5(f) of the Credit Agreement. Section 7.5(f) of the Credit Agreement is hereby amended by removing the period that appears at the end of such Section 7.5(f) and replacing it with a semi-colon.

(n) Section 7.5 of the Credit Agreement. Section 7.5 of the Credit Agreement is hereby further amended by adding the following subsections:

(g) the sale or issuance of Capital Stock of any Borrower (provided that such would not result in a Change of Control); and

(h) the sale or issuance by any real estate investment trust Subsidiary to individuals of preferred equity with a base liquidation preference of no more than $180,000 in the aggregate for any such real estate investment trust.

(o) Section 7.6(b) of the Credit Agreement. Section 7.6(b) of the Credit Agreement is hereby amended by amending and restating such Section 7.6(b) as follows:

(b) Make any Redemption Payment (other than to one or more Group Members) during any fiscal year of Holdings, which, when added to all Redemption Payments made during such year of Holdings, exceeds $125,000,000 in the aggregate; provided that (i) no such Redemption Payment shall have, or be reasonably likely to have, a Material Adverse Effect and (ii) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Redemption Payment. For purposes of this Agreement, “Redemption Payment” means any payment (except payments made in Capital Stock of Holdings) on account of the purchase, redemption, retirement or acquisition (including merger consideration) of (i) any shares of any Group Member’s Capital Stock or (ii) any option, warrant or other right to acquire shares of any Group Member’s Capital Stock.

(p) Section 7.7(e) of the Credit Agreement. Section 7.7(e) of the Credit Agreement is hereby amended by amending and restating such Section 7.7(e) as follows:

(e) Investments by any Group Member in any Borrower or any Person that, prior to such Investment, is a Wholly Owned Subsidiary of one or more Borrowers;

(q) Section 7.10 of the Credit Agreement. Section 7.10 of the Credit Agreement is hereby amended by amending and restating such Section 7.10 as follows:

7.10 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, Holdings or any other Subsidiary, (b) make Investments in Holdings or any other Subsidiary or (c) transfer any of its assets to Holdings or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary or the acquisition of an asset by such Subsidiary, (iii) any restrictions under the documentation governing any unsecured Indebtedness listed on Schedule 7.2 or any Secured Mortgage Indebtedness or (iv) any restrictions existing as of the Closing Date under any of (A) the Borrower Operating Agreement, (B) the Borrower Partnership Agreement, (C) the Hughes Agreement and (D) the partnership and stockholders agreements of any of Price Development Company, Limited Partnership, GGP Ivanhoe, Inc. and GGP Ivanhoe IV, Inc.

(r) Section 7.13 of the Credit Agreement. Section 7.13 of the Credit Agreement is hereby amended by amending and restating such Section 7.13 as follows:

7.13 Limitation on Amendments to Other Documents. (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Borrower Partnership Agreement or the Borrower Operating Agreement in any manner that would increase the amounts payable by the Company or the Partnership thereunder (except any such amendment that provides for the authorization and/or issuance of additional units of the Partnership or the Company to the extent not in violation of the definition of “Change of Control”) or (b) otherwise amend, supplement or otherwise modify the terms and conditions of the Borrower Partnership Agreement or the Borrower Operating Agreement except to the extent that any such amendment, supplement or modification could not reasonably be expected to have a Material Adverse Effect.

(s) Section 7.14 of the Credit Agreement. Section 7.14 of the Credit Agreement is hereby amended by amending and restating such Section 7.14 as follows:

7.14 Limitation on Activities of Holdings. In the case of Holdings, notwithstanding anything to the contrary in this Agreement or any other Loan Document, (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of its Subsidiaries (including guaranteeing obligations of its Subsidiaries in the ordinary course of business and/or as may be necessary or desirable for tax reasons, including in order for Holdings to maintain its status as a REIT under the Code), (b) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations except as permitted under this Agreement, or (c) after giving effect to the intercompany transactions to be consummated on the Closing Date, own, lease, manage or otherwise operate any properties or assets (including cash (other than cash received in connection with dividends made by its Subsidiaries in accordance with Section 7.6) and cash equivalents) other than the ownership of shares of Capital Stock of the Partnership and its other Subsidiaries (provided that such other Subsidiaries were Subsidiaries of Holdings on the Closing Date).

2. Effect of Amended Provisions. On the Effective Date (as defined below), (i) the Amended Credit Agreement Provisions set forth in this Amendment Agreement shall be valid and effective for all intents and purposes as if originally set forth in the Credit Agreement as of November 12, 2004, (ii) the Credit Agreement, the other Loan Documents and all certificates and other instruments (and any amendments or supplements to any of the foregoing) delivered pursuant to the terms of any Loan Document or in connection with the Loans (whether delivered on or prior to the Effective Date or thereafter) shall be interpreted, construed and enforced for all intents and purposes (including, but not limited with regards to any representation or warranty contained therein) as if the Amended Credit Agreement Provisions had originally been set forth in the Credit Agreement as of November 12, 2004 and (iii) the Original Credit Agreement Provisions shall be considered for all intents and purposes to be null, void and otherwise without any value or effect ab initio.

3. Effectiveness. This Amendment Agreement shall become effective on the date (the “Effective Date”) on which this Amendment Agreement has been executed and delivered by the Borrowers and the Required Lenders (as defined in the Credit Agreement).

4. Continuing Effect. Except as otherwise amended hereby, the Credit Agreement shall continue to be and shall remain in full force and effect in accordance with its terms.

5. Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Amendment Agreement.

6. Governing Law. THIS AMENDMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7. Counterparts. This Amendment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment Agreement by telecopier or electronic mail shall be as effective as delivery of a manually executed counterpart of such signature page.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed as of the date first written above.

GENERAL GROWTH PROPERTIES, INC.

By: /s/ Ron Gern

Name: Ron Gern Title: Senior Vice President

GGP LIMITED PARTNERSHIP

By: GENERAL GROWTH PROPERTIES,

INC., its general partner

By: /s/ Ron Gern

Name: Ron Gern Title: Senior Vice President

GGPLP L.L.C.

By: GGP LIMITED PARTNERSHIP, its

managing member

By: GENERAL GROWTH PROPERTIES,

INC., its general partner

By: /s/ Ron Gern

Name: Ron Gern Title: Senior Vice President

Signature page to AMENDMENT NO. 3,
dated as of June 29, 2005, to the
GENERAL GROWTH PROPERTIES, INC.
Amended and Restated Credit Agreement

Lehman Commercial Paper, Inc.

[Lender Name]

By: /s/ Craig Malloy

Name: Craig Malloy Title: Authorized Signatory